Exhibit 99.2

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803 传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P. R. China

Tel: +86-591-87850803 Fax: +86-591-87816904

www.allbrightlaw.com

TO: Cloud Data Holdings Corporation

【】, 2025

Dear Sir/Madam,

We are acting as the People’s Republic of China (the “PRC,” which for the purpose of this legal opinion, does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal counsel of Cloud Data Holdings Corporation (the “Company”) in connection with its initial public offering of certain ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), pursuant to the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Offering”), and the listing of the offered securities on the Nasdaq Capital Market (the “Listing”).

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A.	Documents Examined, Definition and Information Provided

In rendering this opinion, we have reviewed the Company’s Registration Statement, the Prospectus (as defined below). In addition, we have examined the originals or copies, certified or otherwise identified to our satisfaction of the documents as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the Company and appropriate representatives of the Company. All of these documents are hereinafter collectively referred to as the “Documents.”

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“The Company”	means Cloud Data Holdings Corporation.

“Cloud Data HK”	means Cloud Data Network Limited, a company incorporated under the laws of Hong Kong with limited liability

“CSRC”	means the China Securities Regulatory Commission.

“CAC”	means the Cyberspace Administration of China

“Government Agency” or “Government Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorization”

means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”

means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement, and the final prospectus in the form first filed with the Commission pursuant to and within the time limits described in Rule 424(b) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the former PRC subsidiary) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Overseas Listing Trial Measures”) and relevant five guidelines (collectively, the “New Administrative Rules Regarding Overseas Listings”), which became effective on March 31, 2023. The New Administrative Rules Regarding Overseas Listings refine the regulatory system for domestic company’s overseas offering and listing by subjecting both direct and indirect overseas offering and listing activities to the filing-based administration, and clearly defines the circumstances where provisions for direct and indirect overseas offering and listing apply and relevant regulatory requirements.

According to the Overseas Listing Trial Measures, among other things, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Overseas Listing Trial Measures. Where a domestic company seeks to directly offer and list securities on overseas markets, the issuer shall file with the CSRC. Where a domestic company seeks to indirectly offer and list securities on overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Initial public offerings or listings on overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. If an issuer offers securities on the same overseas market where it has previously offered and listed securities subsequently, filings shall be made with the CSRC within 3 working days after the offering is completed. Upon occurrence of any material event, such as change of control, investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, change of listing status or transfer of listing segment, or voluntary or mandatory delisting, after an issuer has offered and listed securities on an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of such event.

The Overseas Listing Trial Measures also provides that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China.

We believe that the Company is not subject to the CSRC filing requirement because:

(i)	The Company is headquartered in Hong Kong and most of the officers are employed by Cloud Data HK；

(ii)	As of the date of this legal opinion, the Company does not, directly or indirectly, own or control any entity or subsidiary in mainland China, nor is controlled by any Mainland Chinese company directly or indirectly;

(iii)	All of revenues and profits of the Company are generated by subsidiary in Hong Kong, none of business activities are conducted in Mainland China, and the Company has not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in audited consolidated financial statements for the same period;

(iv)	The Company does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in Mainland China;

(v)	Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), PRC Laws shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

As of the date of this legal opinion, we also in the opinion of that:

(i)	the Company and its subsidiaries will not be deemed to be an “operator of critical information infrastructure,” any “data processor” carrying out data processing activities, and the Company and its subsidiaries will not be subject to cybersecurity review by the CAC for this Offering or required to obtain regulatory approval from the CAC nor any other PRC authorities for the Company and its subsidiaries’ operations in Hong Kong, since (a) Cloud Data HK is incorporated and operating in Hong Kong only without any subsidiary or variable interest entity structure in Mainland China, and it is unclear whether the Measures for Cybersecurity Review (2021) shall be applied to a Hong Kong company; (b) Cloud Data HK has in aggregate collected and stored the personal information of less than one thousand individuals in Mainland China only and Cloud Data HK has acquired the customers’ separate consents for collecting and storing of their personal information and data; (c) the Company and its subsidiaries do not place any reliance on collection and processing of any personal information to maintain its business operation; (d) data processed in business should not have a bearing on national security nor affect or may affect national security; (e) all of the data Cloud Data HK has collected is stored in servers located in Hong Kong; and (f) as of the date of this legal opinion, neither the Company nor Cloud Data HK have been informed by any PRC governmental authority of being classified as “operator of critical information infrastructure” or “data processor” that is subject to CAC cybersecurity review or a CSRC review;

(ii)	The Company is currently not required to obtain any permission or approval from any PRC governmental agency to operate its business;

(iii)	The Offering and the listing of the Company do not require any permission or approval from the CSRC, CAC, or any other PRC governmental agency.

As of the date of this legal opinion, the statements made in the Registration Statement and Prospectus under the caption “Taxation — People’s Republic of China Taxation” to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

Although we do not assume any responsibility or liability for the accuracy, completeness or fairness of the statements contained in the Registration Statement, or the Prospectus, to the best of our knowledge after due and reasonable inquiries, nothing has come to our attention that would reasonably cause us to believe that, (A) the Registration Statement (other than the financial statements and related schedules, statistical data and other expertized statements therein, as to which we express no opinion), as of its effective date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (B) the Prospectus (other than the financial statements and related schedules, statistical data and other expertized statements therein, as to which we express no opinion), as of its date and the date hereof, contained or contains any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

D.	Consent

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your PRC counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

________________________

Zhang Biwang

Partner Lawyer

ALLBRIGHT LAW OFFICES (FUZHOU)

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